Exhibit 99.1

K12 Inc. Announces 2014 Guidance Conference Call Details and Current Enrollment Count

HERNDON, Va.--(BUSINESS WIRE)--October 8, 2013--K12 Inc. (NYSE: LRN) announced today that it plans to host a conference call to discuss full fiscal year 2014 guidance at 4:30 p.m. Eastern Time (ET) on Thursday, October 10, 2013.

The Company is reporting Q1 FY 2014 average student enrollments1 Q1 average student enrollments are equal to the official count date number, which is the first Wednesday of October in a year. in managed public schools of 128,550, an increase of 5.7% over Q1 FY 2013, which is below management’s expectations. The Company expects full fiscal year revenues in the range of $905 million to $925 million and full year operating income in the range of $53 million to $57 million.

Demand for our products and services remains strong, as evidenced by an 11% increase in enrollment applications as compared to last year. However, we believe the increase in Managed Public School enrollments fell short of internal expectations due to several factors, which include, among others:

  The Company’s inability to convert the increased volume of student applications into enrollments at a level achieved during previous years due to performance in its enrollment centers and, to a lesser extent;
  The delayed start of the open enrollment period for certain schools.

The Company will provide more detailed guidance after the market closes on Thursday, October 10, 2013, prior to the call. A live webcast of the call will be available at www.k12.com through the investor relations link. To participate in the live call, investors and analysts should dial (877) 546-5021 (domestic) or (857) 244-7553 (international) at 4:15 p.m. (ET). The participant pass code is 55392404.

A replay of the call will be available starting on October 10, 2013 at 8:30 p.m. ET through November 10, 2013 11:59 p.m. ET, at (888) 286-8010 (domestic) or (617) 801-6888 (international) pass code 31476225. The replay will also be archived at www.k12.com in the investor relations section for 60 days.

About K12 Inc.

K12 Inc. (NYSE: LRN) is leading the transformation to individualized learning as the nation's foremost provider of technology-powered online solutions for students in pre-kindergarten through high school. K12 has worked with over 2,000 school districts and has delivered more than four million courses over the past decade. K12 provides curricula, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and families. K12's curriculum is rooted in decades of research combined with 21st-century technology by cognitive scientists, interactive designers and teachers. K12's portfolio of more than 550 unique courses and titles—the most extensive in the technology-based education industry—covers every core subject and four academic levels for high school including Honors and AP. K12 offers credit recovery courses, career-building electives, remediation support, six world languages and a deep STEM offering. The K12 program is offered through K12 partner public schools in more than two-thirds of the states and the District of Columbia, and through private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us regarding student enrollments and related financial information Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. All information in this release is as of October 8, 2013, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

1 Q1 average student enrollments are equal to the official count date number, which is the first Wednesday of October in a year.

CONTACT:
K12 Inc.
Investor Contact:
Mike Kraft, 571-353-7778
VP Investor Relations
mkraft@k12.com
or
Press Contact:
Jeff Kwitowski, 703-483-7281
SVP Corporate Communications
jkwitowski@k12.com